UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020 (August 21, 2020)

Centrus Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800

Bethesda, MD 20817

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2020, Centrus Energy Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC acting as sole book-running manager and as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the offer and sale (the “Offering”) of 2,350,000 shares of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”). The price to the public in this Offering was $10.00 per share of Common Stock. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 352,500 shares. Upon closing of the Offering, the total number of issued and outstanding shares of the Company was approximately 11,133,189.

The Company filed a shelf registration statement on Form S-3 (Registration Statement No. 333-239242) with the Securities and Exchange Commission (“SEC”) on June 17, 2020, which was amended on July 31, 2020 and became effective on August 5, 2020 (collectively, the “Registration Statement”). The Offering was made pursuant to the Registration Statement, as supplemented by a preliminary prospectus supplement filed with the SEC on August 17, 2020, a preliminary prospectus supplement filed with the SEC on August 20, 2020, and a final prospectus supplement filed with the SEC on August 21, 2020.

The Offering closed on August 25, 2020. The net proceeds to the Company from this Offering were approximately $21.5 million, after deducting the underwriting discount and estimated offering expenses. The Company retains broad discretion over the use the net proceeds from this offering. Unless otherwise specified in the Registration Statement, the Company currently intends to use the net proceeds from this Offering for general working capital purposes, to invest in technology development and to repay outstanding debt or retire shares of its Series B Senior Preferred Stock, including shares of Series B Senior Preferred Stock of existing stockholders who have indicated interest in purchasing shares of Class A Common Stock in this Offering.

The Underwriting Agreement contained customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Company’s directors and named executive officers have agreed not to sell or transfer any shares of Common Stock for 90 days, and the Company has agreed not to sell or transfer any shares of Common Stock for 90 days, in each case, after August 21, 2020 without first obtaining the written consent of Roth Capital Partners, LLC, subject to certain exceptions as described in the prospectus supplement.

The above description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1.

A copy of the opinion of O’Melveny & Myers related to the legality of the Common Stock is attached hereto as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 21, 2020, by and between the Company and Roth Capital Partners, LLC.
5.1	Opinion of O’Melveny & Myers.
23.1	Consent of O’Melveny & Myers (included in Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date: August 25, 2020	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer